EXHIBIT 10.42

[Letterhead of Holding]

December     , 2004

_________________________

_________________________

_________________________

_________________________

Re:	Adjustment to Outstanding Stock Options

Dear                                     :

This letter is to confirm our agreement with respect to certain changes that will be made to your outstanding stock option(s) that were granted pursuant to the terms of the Earle M. Jorgensen Holding Company, Inc. Option Plan.

As part of a settlement with the U.S. Department of Labor, Earle M. Jorgensen Holding Company, Inc. (“Holding”) will change the valuation method used to determine the value of its shares of common stock. This change in method will cause the value of each share to decrease from $13.76 (the estimated value as of the last valuation) to $7.80 per share.

Holding intends to revise the terms of all of its outstanding stock options to preserve the intrinsic value of the options in light of the change in valuation method. For each outstanding stock option, the exercise price per share will be reduced by multiplying (i) the current exercise price by (ii) 0.5669, which is approximately equal to the ratio of the new value of Holding’s common stock divided by the value under the old valuation methodology ($7.80/$13.76). Also, the number of shares of Holding common stock covered by each such stock option shall be increased by multiplying (i) the current number of shares covered by the option, by (ii) 1.7641 (which is the reciprocal of the ratio set forth above).

Annex A hereto sets forth (i) the date of grant of each option held by you, (ii) the original number of shares subject to such option, (iii) the original exercise price of such option, (iv) the increased number of shares covered by the option following the adjustments described above and (v) the decreased exercise price following such adjustments.

The other terms of your stock option(s), including the vesting provisions and the expiration dates of such option(s), will not be changed as a result of the adjustment set forth above.

By executing and returning a copy of this letter to me, you agree that: (1) you and Holding have mutually consented to the adjustment of your stock option(s), as set forth above; and (2) you release Holding and its affiliates, and their employees, directors and shareholders from any claim or cause of action relating to arising from (a) the establishment of the original exercise price of your option(s), (b) the modification to the option(s) described above, (c) the change in valuation methodology used to determine the fair market value of shares of common stock of Holding and (d) the impact of a public offering of common stock of Earle M. Jorgensen Company on either the value of your stock option(s) or their current intrinsic value.

Please sign and return a copy of this letter to me by January 15, 2005.

Sincerely,

EARLE M. JORGENSEN HOLDING COMPANY, INC.

By:
Name:
Title

ACKNOWLEDGED AND AGREED TO this day of , 200

ANNEX A

STOCK OPTIONS GIVING

EFFECT TO ADJUSTMENTS

DATE OF GRANT	ORIGINAL NO. OF SHARES	ORIGINAL EXERCISE PRICE	ADJUSTED NO. OF SHARES	ADJUSTED EXERCISE PRICE